Exhibit (a)(1)(iii)

MCMORAN EXPLORATION CO.

OFFER TO EXCHANGE

UP TO $68,177,000 AGGREGATE PRINCIPAL AMOUNT OF

5 1/4% CONVERTIBLE SENIOR NOTES DUE OCTOBER 6, 2012

(CUSIP NO. 582411AL8)

FOR AN EQUAL PRINCIPAL AMOUNT OF NEWLY ISSUED

5 1/4% CONVERTIBLE SENIOR NOTES DUE OCTOBER 6, 2013

plus accrued and unpaid interest thereon to be paid in cash

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,

ON WEDNESDAY, SEPTEMBER 12, 2012, UNLESS EXTENDED BY THE COMPANY

(SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”)

OR EARLIER TERMINATED BY THE COMPANY.

NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY

TIME PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON THE

THE EXPIRATION DATE.

To The Depository Trust Company Participants:

We are enclosing the materials listed below relating to the offer by McMoRan Exploration Co., a Delaware corporation (the “Company”), to exchange each $1,000 principal amount of the Company’s 5 1/4% Convertible Senior Notes due October 6, 2012 (the “Existing Notes”) for an equal principal amount of its newly issued 5 1/4% Convertible Senior Notes due October 6, 2013 (the “New Notes”), plus a cash payment equal to the accrued and unpaid interest on the $1,000 principal amount of Existing Notes to and including the Expiration Date, upon the terms and subject to the conditions set forth in the Exchange Offer Memorandum, dated August 15, 2012, and the related Letter of Transmittal (which, together with the Exchange Offer Memorandum, constitutes the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.	Exchange Offer Memorandum dated August 15, 2012;

2.	Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

3.	Letter that may be sent to your clients for whose account you hold Notes in your name or in the name of your nominee, along with Instructions To Book Entry Transfer Participants for your clients to return to you.

We urge you to contact your clients promptly. The Exchange Offer will expire on the Expiration Date unless earlier terminated by the Company.

The Exchange Offer is subject to certain conditions. Please see the section of the Exchange Offer Memorandum titled “The Exchange Offer – Conditions of the Exchange Offer.” The Exchange Offer is not conditioned on any minimum aggregate principal amount of Existing Notes being tendered.

The Company will not pay any fee or commission to any broker or dealer or to any other persons in connection with the solicitation of tenders of Existing Notes pursuant to the Exchange Offer.

Additional copies of the enclosed materials may be obtained from the Exchange Agent at (212) 815-5788.

Very truly yours,

MCMORAN EXPLORATION CO.